EXHIBIT 99

ZOOM TELEPHONICS, INC. CHANGES JURISDICTION OF
INCORPORATION FROM CANADA TO DELAWARE

Parent Company Changes Name To Zoom Technologies, Inc.

Boston, MA, February 28, 2002 – Zoom Telephonics, Inc. (NASDAQ:ZOOM) today announced that its jurisdiction of incorporation changed from Canada to the State of Delaware starting March 1, 2002. In connection with the change in jurisdiction, the publicly traded parent company changed its name to Zoom Technologies, Inc. These changes were accomplished through a process called a continuance under the laws of Canada and a domestication under the laws of the State of Delaware, and were ratified by the Company’s shareholders at a stockholders’ meeting on February 15, 2002. The parent company will continue to trade on the Nasdaq National Market under the symbol ZOOM; and will continue to operate through its wholly owned Delaware subsidiary, Zoom Telephonics, Inc., which will not change its name.

Frank Manning, Zoom’s President and Chief Executive Officer, commented: “We are pleased to have completed this transaction. We will now be able to operate as a Delaware corporation with all the associated entitlements. This move simplifies Zoom’s reporting, taxes, and corporate structure.”

The continuation will not result in any change in the Company’s business or assets, liabilities, net worth, or management, and will not impair any creditor’s rights. The continuation is not, in itself, a corporate reorganization, amalgamation, or merger.

As part of the continuation, each share of Zoom Telephonics, Inc. automatically is converted into one share of Zoom Technologies, Inc. It will not be necessary for stockholders to exchange their existing stock certificates for stock certificates of the Delaware corporation. All new shares will be issued by Zoom Technologies, Inc.

Zoom Telephonics, a communications leader since 1977, designs, produces and markets dial-up modems, cable and ADSL modems, wireless LAN products, home and small office networking devices, and other data communication products under the Zoom, Hayes and Global Village brands. Zoom products are available in thousands of the highest volume computer retailers worldwide.

Contact:
Investor Relations
Zoom Telephonics, Inc.
207 South Street
Boston, MA 02111
Telephone: (617) 423-1072
Email: Investor@zoom.com
Zoom’s World Wide Web site is www.zoom.com

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This release contains forward-looking information relating to the Company’s plans, expectations and intentions, including statements relating to the benefits the Company may receive as a result of that reincorporation. Readers are cautioned to review the risks set forth and incorporated by reference in the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission for risks associated with its business and the reincorporation. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based.